Prospectus Supplement (to Prospectus dated April 25, 2011)	This filing is made pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended, in connection with Registration No. 333-173337

Common Units – Class A

Common Units – Class B

Waiver Units

This prospectus supplement supplements and amends information in the prospectus dated April 25, 2011, as supplemented by the prospectus supplements dated July 18, 2011, January 25, 2012, August 20, 2012, and October 3, 2012, forming a part of the Registration Statement on Form S-3 (Registration No. 333-173337), relating to the offer from time to time up to specified limits by one or more of the selling unitholders identified therein of our Common Units – Class A, Common Units – Class B and Waiver Units. You should read this prospectus supplement together with the prospectus dated April 25, 2011, which is to be delivered with this prospectus supplement.

The following information is provided to amend and supplement the table appearing under the caption “Selling Unitholders” in the prospectus to reflect changes in the beneficial ownership of Grant E. Sims. We have prepared the table based on information provided to us by Mr. Sims on or before October 30, 2012.

	Common Units				Class B Units				Waiver Units
Selling Unitholder	Aggregate Number Beneficially Owned(1)	Aggregate Number that May Be Offered Hereby(2)	Number and % Beneficially Owned After Sale of All Common Units That May Be Offered Hereby(3)		Aggregate Number Beneficially Owned	Aggregate Number that May Be Offered Hereby	Number and % Beneficially Owned After Sale of All Class B Units That May Be Offered Hereby(3)		Aggregate Number Beneficially Owned	Aggregate Number that May Be Offered Hereby	Number and % Beneficially Owned After Sale of All Waiver Units That May Be Offered Hereby(3)
			Number	%			Number	%			Number	%
Grant E. Sims, Chief Executive Officer and Director(4)(5)	2,891,029	3,281,947	6,000	*	7,087	7,087	—	—	396,918	396,918	—	—

*	Less than one percent.

(1)	Includes common units into which the Common Units – Class B are convertible, but does not include any common units underlying the Waiver Units – Class 3 and Waiver Units – Class 4, which are not deemed to be beneficially owned by the selling unitholder as of the date of this prospectus.
(2)	Includes common units into which the Common Units – Class B are convertible, in addition to common units into which Waiver Units are convertible under certain circumstances and not deemed beneficially owned by the selling unitholder as of the date of this prospectus. To the extent the Common Units – Class B and Waiver Units convert into common units, there will be less Common Units – Class B and Waiver Units sold under this prospectus.

(3)	Based on 81,162,755 Common Units – Class A, 39,997 Common Units – Class B and 3,476,466 Waiver Units outstanding as of October 30, 2012. Assumes that the selling unitholder neither acquires nor disposes of any other Common Units – Class A, Common Units – Class B or Waiver Units or rights to purchase any other such units subsequent to October 30, 2012. The selling unitholder is not obligated to sell all or any portion of the Common Units – Class A, Common Units – Class B or Waiver Units, and the number and percentage of Common Units – Class A, Common Units – Class B and Waiver Units owned will depend on how many of the units that may be offered hereby are actually sold.
(4)	On October 5, 2012, Grant E. Sims purchased an aggregate of 216,334 Common Units – Class A and 3,666 Common Units – Class B from Q GEI Holdings, LLC, Quintana Energy Partners II, L.P., Genesis TE Holdco, LP, Quintana Capital Group GP Ltd., Quintana Capital Group II, L.P., QCG Series A Holdings, LLC, Donald L. Evans and Susan Marinis Evans Jtwros, William K. Robertson, William Keen Robertson 2009 Family Trust, William Keen Robertson 2007 Family Trust, Corbin J. Robertson, Jr., The Corbin J. Robertson, Jr. 1953 Trust, H.R. Cullen Estate for Corbin J. Robertson, Jr., Christine Robertson Morenz, The Morenz 2006 Family Trust, The Francis Christine Robertson Morenz 2009 Family Trust, Jimmy McDonald, Luke S. Putman, Luke S. Putman and Ashley H. Putman Jtwros, EIV Capital Fund LP, and Baylor College of Medicine in a private placement transaction.
(5)	An aggregate of 866,334 common units have been pledged to Bank of America, N.A. as security for the obligations of Mr. Sims under credit facility documentation with Bank of America, N.A. Upon default under such credit facility documentation, Bank of America, N.A. may be entitled to become a selling unitholder hereunder with respect to such pledged units. One thousand of the common units are held by Mr. Sims’ father. Mr. Sims disclaims beneficial ownership of such units.

Investing in our units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the Risk Factors beginning on page 2 of the accompanying prospectus and in the documents incorporated by reference herein before you make an investment in our units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 31, 2012.